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                                    FORM 4
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                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person

        Copland                     Jordan                            M.
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        (Last)                      (First)                        (Middle)


                               1075 First Avenue
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                                   (Street)


                           King of Prussia, PA 19406
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------
    Global Sports, Inc. (GSPT)

3.  I.R.S. or Socal Security Number of Reporting Person
    (Voluntary)
                --------------

4.  Statement for Month/Year                 October, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (check all applicable)


    ___ Director    [X] Officer             ___ 10% Owner    ___ Other
                  (give title below)                       (specify below)

        Executive Vice President and Chief Financial Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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Common Stock           10.29.01     M            7,500          A       $ 3.00
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Common Stock           10.29.01     S            7,500          D       $16.50
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Common Stock           10.29.01     M            6,250          A       $5.563
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Common Stock           10.29.01     S            6,250          D       $16.50             0
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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Employee Stock Option              $ 3.00              10.29.01            M                                     7,500
 (right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $5.563              01.03.01            A          V               25,000
 (right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $5.563              10.29.01            M                                     6,250
 (right to buy)
-----------------------------------------------------------------------------------------------------------------------------

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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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                               (1)    02.09.10      Common     7,500                         192,500             D
                                                    Stock
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                               (2)    01.03.11      Common    25,000
                                                    Stock
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                               (2)    01.03.11      Common     6,250                          18,750             D
                                                    Stock
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

Explanation of Responses:

(1) Non-Incentive Stock Option, which was granted on 02.09.00, becomes exercisable at a rate of 50,000 shares on the first anniversary of the date of grant and 4,167 shares on the 9th day of each month thereafter.
(2) Non-Incentive Stock Option, which was granted on 01.03.01, becomes exercisable at a rate of 6,250 shares beginning on the date of grant and on each of the first, second and third anniversaries of the date of grant.

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.


                /s/ Jordan M. Copland      November 7, 2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date


        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.